Contact:	NEWS RELEASE
Alliance Data Tiffany Louder – Investor Relations 214-494-3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214-494-3811 shelley.whiddon@alliancedata.com
ALLIANCE DATA'S CARD SERVICES BUSINESS SIGNS LONG-TERM RENEWAL
AGREEMENT WITH LUXURY HOME FURNISHINGS RETAILER RH

Alliance Data to continue enhancing brand loyalty for RH through engaging credit program driven by innovative acquisition capabilities

PLANO, TX – Oct. 13, 2016 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced its Columbus, Ohio-based card services business, a premier provider of branded private label, co-brand and commercial credit programs, has signed a long-term renewal agreement to provide private label credit card services for RH,  Restoration Hardware. Based in the San Francisco Bay Area, RH is one of the most innovative and fastest growing luxury brands in the home furnishings marketplace. Their collections provide a unique point of view and an unmatched combination of inspired design, high quality and unparalleled value. The company offers collections through its retail galleries in the United States and Canada, its Source Books, and online.

"Alliance Data has expertise in building programs that meet the credit needs of RH's highly affluent customer, further enabling their ability to reimagine their homes," said Karen Boone, Co-President, Chief Financial and Administrative Officer of RH. "RH looks forward to the continuation of this long-term partnership with Alliance Data as they have proven an ability to innovate with us and provide a wide range of financing alternatives for our customers."

Alliance Data's card services business will continue to provide a range of credit and marketing services for the RH card program, which offers flexible financing and payment options and includes unique benefits for members of the RH Membership Program.

"We are excited to continue our 14-year relationship with RH, a distinctive brand and an unparalleled leader in the luxury home furnishings space," said Melisa Miller, president of Alliance Data's card services business. "We are confident that our ongoing commitment to providing a seamless, branded customer experience and our knowledge of the RH customer will contribute to the brand's growth strategies."

About Alliance Data's card services business
Alliance Data's card services business is a leading provider of tailored marketing and loyalty solutions, delivered through branded credit programs that drive more profitable relationships between our brand partners and their cardmembers. We offer private label, co-brand, and commercial products to many of the world's most recognizable brands across a multitude of channels.

We uphold our Know more. Sell more.® promise by leveraging unmatched customer insights, advanced analytics, and broad-reaching innovative capabilities. It's how we deliver increased sales to our partners, build enduring loyalty to their brands, and provide more value to our cardmembers. Alliance Data's card services business is a proud part of the Alliance Data enterprise. To learn more, visit www.knowmoresellmore.com or follow us on Twitter @Know_SellMore.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.
About RH
RH is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, source books and online at RH.com, RHModern.com and Waterworks.com.
Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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